Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated April 20, 2011 accompanying the consolidated financial statements of Direct EDI LLC as of December 31, 2010 and December 31, 2009 and for the year ended December 31, 2010 included in this Current Report on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of SPS Commerce, Inc. and subsidiaries on Forms S-8 (File Nos. 333-167314, 333-167315 and 333-172073).

/s/ Sonnenberg & Company, CPAs, A Professional Corporation

San Diego, California

June 16, 2011